PERSONAL AND CONFIDENTIAL

August 23, 2018

Michael Garone
4 Hawser Way
Randolph, NJ 07869

Re:    Transition Agreement

Dear Mike:
This will confirm the agreement (the “Agreement”) that has been reached with you in connection with the transition and pending separation of your employment from Immunomedics, Inc., a Delaware corporation having its principal offices in Morris Plains, New Jersey (the “Company”).
1.Separation of Employment. Unless earlier terminated in accordance with the provisions of this Agreement, you and the Company agree that your last day of employment with the Company will be no later than one (1) year from such date that the Company files a Biologics License Application for IMMU-132 with the U.S. Food and Drug Administration (the “One-Year Anniversary Date”). Your last day of employment with the Company, whether the One-Year Anniversary Date or earlier, will be referred to as the “Separation Date.” From the date of this Agreement through the Separation Date, you shall continue to (i) use your best efforts to carry out the duties and responsibilities of your position and (ii) observe and adhere to all applicable Company policies and procedures as may be interpreted, adopted, revised or deleted from time to time. Notwithstanding the foregoing, it is understood that this Agreement does not modify the at-will nature of your employment or serve as a guarantee of employment through any particular date.
2.Transition to Successor CFO. You understand that as of the date of this Agreement, an interim Chief Financial Officer (“Successor CFO”) has been appointed, or shortly thereafter will be appointed, by the Company’s Board of Directors (the “Board”) and that the Successor CFO shall commence providing services in such role as of the effective date of such appointment (“Transition Date”). You acknowledge and agree that you shall be deemed to have resigned from your position as Chief Financial Officer of the Company effective as of the Transition Date and you shall take such further actions as may be necessary or desirable to effectuate the foregoing.
3.Position; Duties. Effective as of the Transition Date, and to and including the Separation Date, the Company will employ you, and you agree to serve as Vice President, Finance, continuing to report to the Chief Executive Officer (“CEO”), and carrying out such projects and responsibilities as may be reasonably assigned to you by the CEO, or the Board. You also agree to use your best efforts to transition your knowledge and job responsibilities to the Successor CFO, including but not limited to assisting him/her to learn about the historical practices of Company and the industry, and introducing him/her to key contacts within the Company and the industry.
4.Base Salary; Annual Bonus; Benefits. From the date of this Agreement through the Separation Date, and as compensation for all services rendered by you hereunder, the Company will continue to pay you your current base salary (“Base Salary”) at the rate of Three Hundred and Fifty Thousand Dollars ($350,000) per year, subject to all required withholdings and authorized deductions and payable semi-monthly in installments at such times as the Company customarily pays its other senior level executives. For each fiscal year of your employment, you shall continue to be eligible to receive an annual discretionary cash bonus (the “Annual Bonus”) for services rendered under this Agreement. The amount of the Annual Bonus, if any, will be determined by the Compensation Committee of the Board in its discretion, based on your individual performance and Company performance, and paid at such times as the Company pays annual bonuses to other senior-level executives. Your Annual Bonus target is forty percent (40%) of your Base Salary for the applicable fiscal year (the “Target Bonus”). Except as set forth herein, to be eligible to receive an Annual Bonus, or any portion thereof, you must be employed by the Company both at the time the amount of the Annual Bonus, if any, is determined, and at the time the Annual Bonus, if any, is paid. In addition, from the date of this Agreement through the Separation Date, you shall continue to be eligible to participate in employee retirement and welfare benefit plans made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.
5.Severance. In consideration of your obligations set forth in this Agreement, and subject to your continued employment with the Company through the One-Year Anniversary Date, unless otherwise provided in Section 6, the Company agrees to the following arrangements (collectively, the “Severance Benefits”):
(a)Any outstanding unvested Time-Based Equity Awards that you hold as of the Separation Date will immediately vest in full and will remain exercisable subject to the terms specified in the agreement evidence such award. For purposes of this Agreement “Time-Based Equity Award” means an equity award, the vesting, exercisability or risk of forfeiture associated therewith as of your termination of employment is conditioned solely upon your continued service and the performance conditions, if any, associated with such equity award having been satisfied.
(b)The Company will make a cash payment to you in an amount equal to two (2) times the sum of (i) your Base Salary and (ii) your Target Bonus (at 40% of Base Salary regardless of satisfaction of individual and Company performance metrics), less all required withholding taxes and authorized deductions (the “Severance Payment”). The Severance Payment shall be paid in a lump sum within sixty (60) days of the Separation Date.
(c)The Company will make an additional lump-sum cash payment to you equal to the dollar amount obtained by multiplying one-twelfth (1/12th) of the annual Target Bonus in effect for you for the year of your termination by the number of full or partial months of employment which you complete with the Company in that year (the “Pro-Rated Bonus”). The payment of your Pro-Rated Bonus shall be made not more than sixty (60) days following the Separation Date. The payment will be subject to the Company’s collection of all required withholding taxes.
(d)The Company will make an additional lump-sum cash payment to you equal to the dollar amount obtained by multiplying one two-hundred sixtieth (1/260th) of your Base Salary by the number of days of vacation that you are entitled to as of the Separation Date (the “Pro-Rated Vacation Pay”). The payment of your Pro-Rated Vacation Pay shall be made not more than sixty (60) days following the Separation Date. The payment will be subject to the Company’s collection of all required withholding taxes.
(e)Should you be eligible for and timely and properly elect to continue health care coverage under the Company’s group health plan for yourself, your spouse and your eligible dependents following the Separation Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse you for the cost of such COBRA coverage. Such reimbursement will be paid to you on or about the tenth (10th) day of the month immediately following the month in which you timely remit the premium payment. Such reimbursement will continue until the earliest of (i) the expiration of the 12-month period measured from the Separation Date or (ii) the first date you are covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions, after which time any continued

COBRA coverage shall be at your own expense. Should the Company’s reimbursement of the cost of such COBRA coverage result in the recognition of taxable income (whether for federal, state or local income tax purposes) by you or your spouse or other eligible dependent, then each of you will be responsible for the payment of the income and employment tax liability resulting from such coverage, and the Company will not provide any tax gross-up payments to you (or any other person) with respect to such income and employment tax liability. COBRA continuation coverage will in all respects be subject to the requirements, conditions and limitations of COBRA and of the medical and dental plans of the Company, which may be amended from time to time. To the extent you are subject to the delayed benefit commencement provisions of Section 17 below, the Company will, at the end of the delayed commencement period, promptly reimburse you with a lump sum cash payment equal to the cost you incurred for such health care coverage for that period.
(f)Notwithstanding anything in this Agreement to the contrary, the Severance Benefits described in this Section 5 shall begin if, and only if, you execute and deliver to the Company within twenty-one (21) days of the Separation Date and do not thereafter revoke a general release in form and substance acceptable to the Company pursuant to which you release the Company and its officers, directors, stockholders, employees and agents from any and all claims that may arise out of or relate to your employment, the terms and conditions of your employment, or the termination of that employment, subject only to the terms of this Agreement and the Indemnification Agreement, in a form similar to that attached as Exhibit A to this Agreement (the “Release”).
(g)The Company will not be entitled to set off any of the following amounts against the Severance Benefits to which you may become entitled hereunder: (i) any amounts which you may subsequently earn through other employment or service following your termination of employment with the Company, or (ii) any amounts which you might have potentially earned in other employment or service had you sought such other employment or service; or (iii) any amounts which you might earn from the Company through the provision of other services to the Company following your termination of employment with the Company; for example the provision of services under the terms of Paragraph 9 of this Agreement.
(h)Notwithstanding any provision of this Agreement to the contrary, in no event will the timing of your execution of the Release directly or indirectly result in your designating the calendar year of payment of all or part of the Severance Benefits, and if a payment that is “nonqualified deferred compensation” as defined under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (“Section 409A”) is subject to execution of the Release could be made in more than one taxable year, payment will be made in the later taxable year.
(i)You agree and acknowledge that the arrangements, payments and benefits referenced herein are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company or any of its affiliates, including but not limited to with respect to any severance pay. You further acknowledge that, except as expressly set forth herein, you will not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company or any of its affiliates after the Separation Date.
6.Early Termination.
(a)Notwithstanding the provisions of Section 1, either you or the Company may terminate your employment at any time for any reason prior to the One-Year Anniversary Date upon 60 days’ prior written notice (the “Early Termination”). The Company will have the discretion to terminate your employment during the notice period and pay continued Base Salary in lieu of notice.
(b)In the event of an Early Termination by you or by the Company, you will be entitled to the Severance Benefits set forth in Section 5 on the same terms and subject to the same conditions set forth therein.
7.Confidential Information.

(a)     You agree that in the course of your employment with the Company you have had and will continue to have access to confidential and proprietary information concerning the business of the Company and its affiliates, including its business plans and strategies, business transactions and relationships, forecasts, credit and financial information, advertising, merchandising, marketing and sales information, information regarding the vendors, suppliers, business partners, officers and other personnel of the Company and its affiliates, trade practices, trade secrets, know-how, research, inventions, products, developments, clinical data and other matters that are not publicly known, which is integral to the operations and success of the Company and its affiliates (“Confidential Information”). You further understand and agree that (i) you will at all times, whether during or after the separation of your employment, keep such Confidential Information confidential, (ii) you will not at any time make use of such Confidential Information on your own behalf, or on behalf of any third party, and (iii) you will return to the Company on or before your Separation Date any and all copies, duplicates, reproduction or excerpts of such Confidential Information within your possession, custody or control. This obligation is understood to be in addition to, and not as any replacement for, any agreements you may have signed with the Company concerning confidentiality, trade secrets, non-disclosure, or assignment of inventions or other intellectual property developments, which agreements will remain in full force and effect.
(b)    The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of your own; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided that you shall provide the Company prior written notice of any such required disclosure once you have knowledge of it and will help the Company to the extent reasonable to obtain an appropriate protective order. Moreover, the foregoing shall not limit your ability to (x) discuss the terms of your employment, wages and working conditions to the extent expressly protected by applicable law, (y) report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under federal or state “whistleblower” laws, or (z) respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation.
(c)    Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge that you will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
8.Return of Company Property. All documents (electronic, paper or otherwise), records (electronic, paper or otherwise), materials, software, equipment, and other physical property, including but not limited to smartphones and Blackberries, ID cards, building and office access cards, keys, access codes, computers and databases, and all copies of the foregoing, whether or not otherwise containing Confidential Information, that have come into your possession or been produced by you in connection with your employment (“Property”), have been and remain the sole property of the Company or its affiliates, as applicable. You agree to return all such Property to the Company on or before the Separation Date.
9.Cooperation. For the twenty-four (24) month period following termination of your employment for any reason, you agree to reasonably cooperate with the Company in (i) responding to reasonable requests by the Company for information concerning work performed by you during the period of your employment with the Company, the winding up of your pending work, and/or the orderly transfer of such pending work to such other employees as may be designated by the Company, and (ii) any investigation or review that may be performed by the Company or any government authority or in any litigation in which the Company may become involved concerning work performed by you and/or with regard to any matters that relate to or arise out of the business of the Company during the period of your employment and about which you may have knowledge. Your cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by of the Company and/or its counsel to effectuate the foregoing. The Company will reimburse you for any reasonable travel and out of pocket expenses incurred by you in providing such cooperation and shall use its best efforts to schedule any such cooperation at a time that is mutually convenient for you and the Company and does not unreasonably interfere with your duties or obligations to any subsequent employer. Moreover, with respect to the foregoing clause (i), in the event that the cooperation being requested of you is anticipated to be extensive, you and the Company shall discuss in good faith an hourly consulting fee for your services, such fee to be paid at the higher of your current effective hourly rate or your final effective hourly rate.
10.Non-Interference. During your employment with the Company and for a period of twelve (12) months after the Separation Date (regardless of the reason for your separation), you agree that you shall not, except on behalf of the Company and in the furtherance of your authorized duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity:
(a)    solicit, entice or induce, or attempt to solicit, entice or induce, any customer, vendor, supplier, or business development partner to terminate, diminish, or materially alter in any manner harmful to the Company its relationship with the Company, discontinue, terminate, cancel, not renew, or refrain from entering into, a business relationship or transaction with the Company, even if you do not initiate such discussion or seek out the contact;
(b)     solicit or recruit, or attempt to solicit or recruit, any employee, consultant or independent contractor of the Company to terminate employment or otherwise cease providing services to the Company, even if you do not initiate such discussion or seek out the contact; or
(c)    disrupt, interfere or attempt to disrupt or interfere with a business relationship or transaction between Company and any customer/client, potential customer/client, employee, consultant or independent contractor.
11.Mutual Non-Disparagement. Both during your employment and after the Separation Date, you agree to refrain from making any oral or written statement or taking any other action, directly or indirectly, that disparages, criticizes, or causes reputational harm to the Company, its management, business or employment practices, or its employees, consultants, agents, or representatives, or that disrupts or impairs the Company’s normal, ongoing operations. Similarly, representatives of the Company shall refrain from making any oral or written statement or taking any other action that disparages or criticizes you; provided that any violation of this non-disparagement provision by any representative of the Company who does not have knowledge of this Agreement shall not constitute a breach of this Agreement by the Company. This non-disparagement provision does not apply on occasions when you or the Company are subpoenaed or ordered by a court or other governmental authority to testify or give evidence, in which case, both parties to this Agreement must, of course, respond truthfully.
12.Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and by email and shall be deemed to have been duly given when hand-delivered or mailed by overnight mail with certified receipt, addressed as follows (or to such other address as a party hereto shall designate to the other party by like notice, provided that notice of change of address shall be deemed given only when received):
If to the Company:                If to you:
Immunomedics, Inc.            Michael R. Garone
Attn: Michael Pehl                4 Hawser Way
300 The American Road            Randolph, New Jersey 07869
Morris Plains, New Jersey 07950

And by email:                 And by email:
@ mpehl@immunomedics.com        @ mrgarone@optonline.net

13.Contents of Agreement; Amendment; Headings.
(a)The terms described in this Agreement set forth the entire agreement and understanding of the parties and supersede all prior agreements, arrangements and understandings, written or oral, between the parties, including but not limited to the letter agreement between you and the Company dated January 31, 2017, and providing for change in control severance benefits (the “Change in Control Severance Agreement”); provided, however that the Indemnification Agreement, between you and the Company, dated February 14, 2017, and the Confidentiality and Assignment Agreement between you and the Company, and any other contractual obligations concerning confidentiality and/or assignment of intellectual property, shall remain in full force and effect. For the avoidance of doubt, the parties agree and acknowledge that, upon full execution of this Agreement, the Change in Control Severance Agreement is null and void, and you agree and acknowledge that you shall have no right to benefits of any kind, including severance benefits, under the Change in Control Severance Agreement. You acknowledge and agree that you are not relying on any representations or promises by any representative of the Company concerning the meaning or any aspect of this Agreement.
(b)This Agreement may not be altered or modified other than in writing signed by you and an authorized representative of the Company.
(c)The headings in this Agreement are for convenience only, and both parties agree that they shall not be construed or interpreted to modify or affect the construction or interpretation of any provision of this Agreement. Both parties have been represented by independent legal counsel of their choosing in the drafting and execution of this Agreement, and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.
14.Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
15.Governing Law; Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of New Jersey without regard to conflicts of law principles. You irrevocably agree to submit to the exclusive jurisdiction of the state and/or federal courts sitting in New Jersey, for the purposes of any suit, action or other proceeding arising out of or relating in any way to this Agreement, to your employment by the Company or to the termination of such employment. You waive and agree not to assert in any such proceeding a claim that you are not personally subject to the jurisdiction of the courts referred to above, that the suit or action was brought in an inconvenient forum or that the venue of the suit or action is improper. THE PARTIES FURTHER AGREE TO IRREVOCABLY AND VOLUNTARILY

WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT.
16.Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Company and its successors and assigns and (ii) you, the personal representative of your estate and your heirs and legatees; provided except that your duties and responsibilities under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by you. Should you die before you receive the full amount of payments and benefits to which you may become entitled under this Agreement, then the balance of such payments shall be made, on the due dates hereunder had you survived, to the executors or administrators of your estate. For the avoidance of doubt, any third party who acquires, directly or indirectly through a transaction with a parent company or other direct or indirect shareholder of the Company, in a single transaction or series of related transactions (a) equity securities of the Company possessing the voting power under normal circumstances to elect a majority of the managers (or any similar governing body) or representing more than fifty percent (50%) of the voting power of the Company, or (b) all or substantially all of the assets of the Company and its subsidiaries or of a parent company determined on a consolidated basis (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of the Company’s or any such parent company’s equity securities, by sale, exchange or transfer of the Company’s or any such parent company’s consolidated assets or otherwise) will be deemed a successor for purposes of this Agreement.
17.Code Section 409A.
(a)Although the Company makes no guarantee with respect to the tax treatment of payments hereunder, payments under this Agreement are intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that this Agreement or the payments hereunder are not exempt from the requirements of Section 409A, this Agreement and the payments hereunder are intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the Company shall have (i) no obligation to prevent, minimize, or make a gross-up payment to offset any negative consequences to you under Section 409A and (ii) no liability to you for any negative consequences if they arise.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any “nonqualified deferred compensation” subject to Section 409A upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. If you are deemed on your Retirement Date to be a “specified employee,” within the meaning of that term under Internal Revenue Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit that constitutes “nonqualified deferred compensation” subject to Section 409A, to the extent required to be delayed in compliance with Internal Revenue Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service and (ii) within ten business days after the appointment of a personal representative or executor of the estate after your death. On the first day of the seventh month following the date of your Separation from Service or, if earlier, within ten business days after the appointment of a personal representative or executor of the estate after your death, all payments delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due to you under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)If under this Agreement, an amount of “nonqualified deferred compensation” under Section 409A is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
(d)To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to you for Federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.
(e)With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
18.Section 280G of the Code. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments (the “Parachute Payments”) within the meaning of Section 280G of the Code and, but for this Section 18, would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.
(a)Any such reduction shall be made in accordance with Section 409A and the following:
i.the Covered Payments consisting of cash severance benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first, in reverse chronological order; and

ii.all other Covered Payments consisting of cash payments, and Covered Payments consisting of accelerated vesting of equity based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) does not apply, and that in either case do not constitute nonqualified deferred compensation subject to Section 409A, shall be reduced second, in reverse chronological order;

iii.all Covered Payments consisting of cash payments that constitute nonqualified deferred compensation subject to Section 409A shall be reduced third, in reverse chronological order; and

iv.all Covered Payments consisting of accelerated vesting of equity-based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) applies shall be the last Covered Payments to be reduced.

(b)Any determination required under this Section 18 shall be made in writing in good faith by an independent accounting firm selected by the Company (the “Accountants”). The Company and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 18. For purposes of making the calculations and determinations required by this Section 18, the Accountants may rely on reasonable, good-faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and you. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 18.

(c)It is possible that after the determinations and selections made pursuant to this Section 18 you will receive Covered Payments that are in the aggregate more than the amount intended or required to be provided after application of this Section 18 (“Overpayment”) or less than the amount intended or required to be provided after application of this Section 18 (“Underpayment”).

i.In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you that the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then you shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of your receipt of the Overpayment until the date of repayment.

ii.In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of you together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount should have otherwise been paid to you until the payment date.
19.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.
20.
[INTENTIONALLY LEFT BLANK]
If the above sets forth our agreement as you understand it and consent to it, please so signify by executing the enclosed copy of this letter and return it to me at the address listed above.

Very truly yours,
Immunomedics, Inc.

/s/ Michael Pehl
By:    Michael F. Pehl
Title:    President and CEO

Agreed to and Accepted:

/s/ Michael Garone
Michael Garone

Dated: August 23, 2018
EXHIBIT A

FORM OF:

CONFIDENTIAL GENERAL RELEASE AND WAIVER OF CLAIMS

[to be signed on or after Separation Date]

In consideration of the severance payments and other benefits to which I have become entitled pursuant to that certain agreement between Immunomedics, Inc. (the “Company”), and myself dated [date of transition services agreement] (the “Agreement”), and in connection with the termination of my employment on [date of termination], I, Michael Garone, hereby furnish the Company with the following confidential general release and waiver of claims (“Release”).
1.(a)     I, individually and on behalf of myself, my heirs, executors, administrators, successors, and assigns, knowingly and voluntarily hereby release and forever discharge the Company and its affiliates, related entities, parents, subsidiaries, and divisions, and each of their past, present, or future officers, directors, members, partners, managers, stockholders, employees, agents, investors, and advisors, and each of their respective predecessors, successors and assigns, and any and all employee pension or welfare benefits plans of the Company, including current and former trustees and administrators of these plans (collectively, the “Releasees”) from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to my employment with the Company and the termination of that employment. Without limiting the generality of the foregoing, this Release includes, but is not limited to, (i) any rights or claims arising under any federal, state, or local constitution, statute, ordinance, or regulation, including without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, Section 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act of 1990, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974,the anti-retaliation provisions of the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification (“WARN”) Act and any state WARN statutes, the Occupational Safety and Health Act, the Uniformed Services Employment and Reemployment Rights Act, the anti-retaliation provisions of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A (also known as the Sarbanes-Oxley Act and/or Dodd-Frank Wall Street Reform Consumer Protection Act), the Fair Credit Reporting Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the Conscientious Employee Protection Act, and the New Jersey Wage Laws, each of the foregoing as amended, and any other federal, state or local constitution, law, regulation, or ordinance; (ii) any rights or claims under any plan, program, policy, agreement, contract, understanding or promise, express or implied, written or oral, formal or informal, between the Company or any of the Releasees and myself, including but not limited to the Agreement; (iii) any claim for unpaid compensation, wages, bonus or incentive compensation, profits, commission, equity, securities, benefits, vacation, severance pay, and/or other fringe benefit of the Company or any of the other Releasees; (iv) any rights or claims under any common law theory, including for alleged tortious, negligent, defamatory and/or fraudulent conduct; and (v) any claim for attorney’s fees or costs.

(b)     Notwithstanding the foregoing, I understand that nothing in this Release shall serve to waive (i) any claims or rights that, pursuant to law, cannot be legally waived or subject to a release of this kind, such as claims for unemployment or workers’ compensation benefits; (ii) rights to vested benefits under any applicable retirement plans as of my termination date; (iii) any right I may have to bring appropriate proceedings to enforce the terms of the Agreement; (iv) any claims or rights I may have to indemnification pursuant to the Indemnification Agreement, between me and the Company, dated February 14, 2017, and/or (v) rights, pursuant to the OWBPA, to seek a judicial determination of the validity of this Release’s waiver of claims under the ADEA.
2.I hereby represent and warrant that I have not filed, caused to be filed or permitted to be filed any complaints, charges, lawsuits or other proceedings against the Company or any of the other Releasees, and that no such complaints, charges, lawsuits or other proceedings are pending. I further covenant and agree that I will not file, cause to be filed or permit to be filed any complaints, charges, lawsuits or other proceedings at any time hereafter with respect to any claims released pursuant to this Release. I understand that nothing in this Release shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency (the “EEOC”) or with the Securities and Exchange Commission (“SEC”). Notwithstanding the foregoing, if I file a charge with the EEOC, I agree not to violate the confidentiality provisions of the Agreement. I further agree that if I, or anyone on my behalf, files a charge with the EEOC, civil action, suit or legal proceeding against the Releasees involving any matter subject to this Release I hereby waive my right to seek or recover any personal relief (including but not limited to monetary damages) in any charge, complaint, or lawsuit filed by; provided, however, that this limitation on recovery shall not apply to administrative proceedings before the SEC.

3.I represent and warrant that I have complied with and agree to comply with my continuing obligations under Sections 7-11 of the Agreement, which include obligations regarding confidentiality, return of company property, cooperation, non-interference, and non-disparagement. I understand and acknowledge that my right to the Severance Benefits is subject to my continued compliance with same.

4.I acknowledge that:

(a) I have carefully read this Release in its entirety and understand its terms;

(b) I am fully competent to sign this Release and do so freely and voluntarily without any undue influence or coercion from anyone;

(c) The Severance Benefits being provided to me in consideration for this Release are of significant value and I would not be entitled to same but for my execution and non-revocation of this Release;

(d) By way of this Release, the Company has advised me of my right to consult with an attorney of my choosing prior to executing this Release (although I may choose voluntarily not to do so);

(e) I have been provided with at least twenty-one (21) days in which to review and consider this Release, although I may choose voluntarily to execute this Release earlier. I understand that if I do not execute this Release within such twenty-one (21) day period, this Release shall be null and void, and I shall have no right to the Severance Benefits;

(e) I understand that I have seven (7) days following my execution of this Release to revoke the Release by delivering my revocation in writing to the Company (Attn: Michael F. Pehl, CEO), which must be received no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If not revoked within 7 days, this Release will become fully effective and irrevocable on the eighth day after I sign it. If I revoke my acceptance, I acknowledge this Release shall be null and void and I shall have no rights to the Severance Benefits.

Agreed to and accepted:

________________________
Michael Garone

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Date